Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary and Jurisdiction in Which Organized	Percentage of Voting Securities Owned by Immediate Parent
FSC (Barbados)	100%
Asia FEI Company (Korea)	100
FEI Asia Corp. (Oregon)	100
FEI Electron Optics International BV (Netherlands)	100
FEI Deutschland GmbH (Germany)	100
Micrion Taiwan (Taiwan)	100
FEI Company Japan Ltd. (Japan)	100
FEI Australia Pty Ltd. (Australia)	100
Focused Electrons and Ions (FEI) AG (Switzerland)	100
FEI Belgium NV (Belgium)	100
FEI Czech Republic Sro (Czech Republic)	100
FEI Company Ltd. (Hong Kong)	100
FEI Company of SUA (SE Asia) P.t.e. Ltd. (Singapore)	100
FEI Denmark A/S (Denmark)	100
FEI Italia Srl. (Italy)	100
FEI Electron Optics BV (Netherlands)	100
FEI France SAS (France)	100
FEI Microscopia Espana SA (Spain)	100
FEI Particle Beam Systems Oesterreich GmbH (Austria)	100
FEI Netherlands BV (Netherlands)	100
FEI Norway AS (Norway)	100
FEI Sweden AB (Sweden)	100
FEI UK Ltd. (United Kingdom)	100
FEI Systems Canada Ltd. (Canada)	100
FEI Europe Ltd. (United Kingdom)	100

Subsidiaries — Less than 100% Ownership (Parent Company/FEI Electron Optics International BV listed above):

FEI Company Latin American S.A. de C.V.	98